Exhibit 10.1

SETTLEMENT AND LICENSE AGREEMENT
     This is an agreement (hereinafter referred to as “Agreement”) dated as of this 21st day of March, 2007 (the “Effective Date”), by and between Adams Respiratory Therapeutics, Inc., Adams Respiratory Operations, Inc. and Adams Respiratory Products, Inc., each such corporation organized and existing under the laws of Delaware (together “Adams”), and Pharmaceutical Holdings Corp., a corporation organized and existing under the laws of Delaware, and Mutual Pharmaceutical Co., Inc. and United Research Laboratories, Inc., each such corporation organized and existing under the laws of Pennsylvania (together “Mutual”). Adams and Mutual are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties”.
     WHEREAS, Adams and Mutual are parties to the patent litigations captioned, Adams Respiratory Operations, Inc. v. Pharmaceutical Holdings Corp., Mutual Pharmaceutical Co, Inc. and United Research Laboratories, Inc., Civil Action No. 2:06-CV-04418-PD, and Adams Respiratory Therapeutics, Inc. v. Pharmaceutical Holdings Corp., Mutual Pharmaceutical Co, Inc. and United Research Laboratories, Inc., Civil Action No. 2:06-CV-05485-PD, both of which are pending before the Honorable Paul S. Diamond in the United States District Court for the Eastern District of Pennsylvania (“District Court”) and to the related antitrust litigation captioned, Pharmaceutical Holdings Corp., Mutual Pharmaceutical Co., Inc. and United Research Laboratories, Inc. v. Adams Respiratory Operations, Inc., Civil Action No. 2:07-CV-00217-PD, also pending before the Honorable Paul S. Diamond in the District Court (the “Lawsuits”);
     WHEREAS, Adams manufactures, markets and sells the pharmaceutical formulations containing 600 and 1200 mg of guaifenesin alone and in combination with other active ingredients under the brand names Mucinex® (guaifenesin 600 mg ER tablets), Mucinex® DM (guaifenesin 600 mg/pseudoephedrine 60 mg ER tablets), Mucinex® D (guaifenesin 600 mg/dextromethorphan 30 mg ER tablets) and Humibid® (guaifenesin 1200 mg ER tablets) and plans to manufacture, market and sell future extended-release products containing guaifenesin (collectively “Adams Guaifenesin Products”);
     WHEREAS, Mutual filed Abbreviated New Drug Application No. 78-333 (the “Mutual ANDA”) seeking permission to market a 600 mg version of Mucinex® and a 1200 mg version of Humibid®;
     WHEREAS, Mutual is in the process of developing versions of Mucinex® D and Mucinex® DM;
     WHEREAS, the Mutual ANDA contains Paragraph IV Certifications with respect to versions of the Mucinex® (guaifenesin 600mg ER tablets) and Humibid® (guaifenesin 1200 mg ER tablets) Adams Guaifenesin Products where guaifenesin is the sole active ingredient;

     WHEREAS, Adams asserts that Mutual’s versions of Mucinex® and Humibid® infringe Adams’ U.S. Patent No. 6,372,252 (the “Adams Patent”);
     WHEREAS, with respect to the Adams Patent, Mutual has asserted affirmative defenses and counterclaims alleging invalidity, unenforceability and/or non-infringement;
     WHEREAS, Mutual admits that the Mutual ANDA and the versions of Mucinex® and Humibid® set forth therein infringe claims 24-28, 31-34 and 40 of the Adams Patent and claims 62-63 from Reexamination 90/007,514 filed April 22, 2005, and that the making, using, selling, offering for sale or importing of the formulation set forth in the Mutual ANDA in versions of Mucinex® D and Mucinex® DM (such as the Mutual Combination Guaifenesin Products defined below) and other guaifenesin products would infringe the Adams Patent;
     WHEREAS, Mutual admits that the Adams Patent is valid and enforceable;
     WHEREAS, Mutual alleged as claims, counterclaims or affirmative defenses in the Lawsuits that Adams has committed exclusionary, anticompetitive and unlawful acts in violation of the Sherman Act, the Clayton Act and state common law in connection with the Adams Patent and NDA No. 21-282;
     WHEREAS, Mutual hereby admits that Adams has not committed any exclusionary, anticompetitive or unlawful act in violation of the Sherman Act, the Clayton Act and/or any state common law in connection with the Adams Patent or NDA No. 21-282 or the Lawsuits;
     WHEREAS, Mutual asserted that Adams committed tortious interference and common law unfair competition;
     WHEREAS, Mutual admits that Adams has not committed tortious interference or common law unfair competition;
     WHEREAS, Mutual agrees to withdraw each of its claims and counterclaims;
     WHEREAS, the Parties wish to fully settle the Lawsuits, upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, this Agreement and the Consent Judgment and Dismissal Without Prejudice (attached hereto as Appendix B) are the only consideration exchanged by or on behalf of Mutual on the one side, and Adams on the other side, in reaching the agreement to dismiss the Lawsuits; and Mutual and Adams have each received no consideration from the other Party for their entry into this Agreement other than that which is described in this Agreement and the Consent Dismissal Without Prejudice; and this Agreement constitutes Mutual’s best independent judgment as to how to most expeditiously and competitively sell guaifenesin products in the United States;
     WHEREAS, as a result of this Agreement, almost eight (8) years prior to expiration of the Adams Patent, Mutual will have the opportunity to sell a guaifenesin product resulting in increased competition for Adams Guaifenesin Products, which competition otherwise might not have existed until the expiration of the Adams Patent;
     WHEREAS, settlement of the Lawsuits will help both Adams and Mutual avoid the substantial uncertainty and risk involved in prolonged litigation;
     WHEREAS, to the extent Mutual seeks approval of formulations subject to this Agreement as Licensed Products, settlement of the Lawsuits will enable Mutual to file future ANDAs seeking final FDA approval of such Licensed Products prior to the expiration of the Adams Patent without being subject to the applicability of an automatic thirty (30)-month stay of FDA approval, which would arise by reason of potential patent actions filed by Adams;
     WHEREAS, settlement of the Lawsuits will permit both Adams and Mutual to save litigation costs, as well as to adhere to the judicially recognized mandate that encourages the settlement of litigation;
     WHEREAS, as a result of this Agreement, Mutual’s ability to enter into competition with the Adams Guaifenesin Products is not subject to its ability to obtain approval of the Mutual products;
     WHEREAS, settlement of the Lawsuits will permit the management of both Adams and Mutual to focus their efforts on the conduct of their respective businesses rather than devoting substantial time and resources to litigation;
     WHEREAS, the public will benefit significantly from this final settlement as it will save judicial resources and create certainty for Adams and Mutual that will encourage the development, investment and marketing of Mucinex®, Humibid® and other pharmaceutical products;
     WHEREAS, money saved by settling the Lawsuits can now be invested by Adams and Mutual into research and development, thereby benefiting consumers by identifying new uses for current drugs, as well as furthering the creation of new medications.
     NOW THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby agree as follows:
     1. The following terms, when used with initial capital letters, shall have the meaning set forth below.
a.	“Adams Patent” shall mean U.S. Patent No. 6,372,252.

b.	“Affiliate” shall mean with respect to a Party, any person or entity that controls, is controlled by, or is under common control with, such Party. As used in this definition, “control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

c.	“ANDA” shall mean an Abbreviated New Drug Application filed with the FDA in the Territory as defined in 21 USC § 355(j) and 21 US CFR Part 314.

d.	“Bilayered Products” shall mean for purposes of this Agreement: any (i) guaifenesin-containing tablet comprising two portions compressed against one another so that the face of each portion is exposed as either the top or bottom of the tablet, wherein one portion comprises a sustained-release formulation of guaifenesin and the other portion comprises an immediate-release formulation of guaifenesin; (ii) guaifenesin-containing tablet comprising a core and a coating, wherein the core comprises a sustained-release formulation of guaifenesin in the center of the tablet and the coating comprises an immediate-release formulation of guaifenesin completely covering the core; or (iii) capsule product comprising beads of an immediate-release formulation of guaifenesin and beads of a sustained-release formulation of guaifenesin. For the sake of clarity, this definition shall not include (without limitation): (v) the formulation set forth in the Mutual ANDA; (w) a formulation only containing a sustained-release formulation as set forth in Col. 3, lines 25-43 of the Adams Patent; (x) any formulation in which essentially all of the guaifenesin is mixed into a single batch or essentially identical batches of excipients; (y) any formulation in which essentially all of the guaifenesin is mixed into one or more batches of excipients comprising a sustained-release polymer; or (z) any formulation that does not contain two separate, discrete and internally contiguous regions of guaifenesin.

e.	“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or obligated by applicable law to close. Any reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

f.	“FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

g.	“First Commercial Sale” shall mean the first commercial sale in the Territory of an Adams Guaifenesin Product by Mutual, its Affiliate or single Sublicensee to the Retail Trade. First Commercial Sale shall not include a sale of an Adams Guaifenesin Product among Mutual, a Mutual Affiliate or Mutual’s Sublicensee.

h.	“Fully Allocated Cost Basis” shall mean, with respect to a particular Adams Guaifenesin Product in any period, (i) to the extent that such Adams

Guaifenesin Product is manufactured by Adams, the direct costs to Adams of manufacturing the units of finished Adams Guaifenesin Product sold to Mutual during such period as calculated in accordance with generally accepted accounting principles in the United States consistently applied by Adams, including (v) to the extent not already included in clause (w) below, the direct acquisition cost of all raw materials and components, including the active pharmaceutical ingredient used therein, (w) the direct costs, including direct labor and materials, of producing, packaging and labeling such Adams Guaifenesin Product, (x) the direct costs for transportation, insurance and/or storage consistent with the delivery terms of such Adams Guaifenesin Product and any applicable sales taxes, (y) a reasonable allocation of manufacturing overhead costs reasonably attributable to such Adams Guaifenesin Product (but excluding corporate administrative overhead, depreciation and/or costs associated with excess capacity), and (z) any royalty payments made by Adams to Third Parties as consideration for a license to manufacture such Adams Guaifenesin Product); and (ii) to the extent that such Adams Guaifenesin Product is manufactured by a Third Party contract manufacturer, the actual price paid by Adams to such Third Party for the production, packaging and labeling of the units of such Adams Guaifenesin Product sold in such period.

i.	“Gross Profit” shall mean, with respect to an Adams Guaifenesin Product in any period, the aggregate Net Sales of such Adams Guaifenesin Product in such period, less the aggregate Fully Allocated Cost Basis of such Adams Guaifenesin Product in such period.

j.	“IRI Sales” shall mean, with respect to a product in any period, the sales of such product on a pro-rata daily basis in such period as reported by Information Resources, Inc. (“IRI”), or such other sales data source as the Parties may agree in writing.

k.	“Launch Date” has the meaning given such term in Section 5(b)(i).

l.	“License” has the meaning given such term in Section 4.

m.	“Licensed Patents” shall mean the (i) the Adams Patent and U.S. Patent Application No. 09/559,542 filed April 28, 2000, and any claims that issue from the Reexamination, and (ii) any U.S. reissue, reexamination, continuation, divisional or continuation-in-part thereof.

n.	“Licensed Products” shall mean the collective reference to (i) the Mutual 600 mg Guaifenesin Product, (ii) the Mutual 1200 mg Guaifenesin Product, and (ii) the Mutual Combination Guaifenesin Products, defined herein, as well as (iv) any other product containing guaifenesin that is made with the formulation set forth in the Mutual ANDA; and a “Licensed Product” shall mean each of them.

o.	“Losses” shall mean all pending and potential claims, demands, all manner of actions, causes of action, suits, debts, liabilities, losses, damages, attorneys’ fees, costs, expenses, judgments, settlements, interest, punitive damages and other damages or costs of whatever nature, whether known or unknown, pending or future, certain or contingent.

p.	“Marketing License Effective Date” has the meaning given such term in Section 5.

q.	“Mutual 600 mg Guaifenesin Product” shall mean (i) a formulation as defined in the Mutual ANDA containing a total of 600 mg of guaifenesin as its sole active ingredient, (ii) any similar formulation that does not require a new bioequivalence clinical study for FDA approval, or (iii) or any formulation for which Mutual provides Adams with a certification letter pursuant to 21 U.S.C. § 355(j)(2)(B) representing that said formulation is subject to this Agreement as a Licensed Product, but excluding in each case any Bilayered Products.

r.	“Mutual 1200 mg Guaifenesin Product” shall mean (i) a formulation as defined in the Mutual ANDA containing a total of 1200 mg of guaifenesin as its sole active ingredient, (ii) any similar formulation that does not require a new bioequivalence clinical study for FDA approval, or (iii) any formulation for which Mutual provides Adams with a certification letter pursuant to 21 U.S.C. § 355(j)(2)(B) representing that said formulation is subject to this Agreement as a Licensed Product, but excluding in each case any Bilayered Products.

s.	“Mutual ANDA” shall mean the Abbreviated New Drug Application No. 78-333.

t.	“Mutual Combination Guaifenesin Products” shall mean the collective reference to: (i) Mutual’s combination formulation containing 60 mg or 120 mg of pseudoephedrine and a Mutual 600 mg Guaifenesin Product, (ii) Mutual’s combination formulation containing 30 mg of dextromethorphan and a Mutual 600 mg Guaifenesin Product, or (iii) any formulation for which Mutual provides Adams with a certification letter pursuant to 21 U.S.C. § 355(j)(2)(B) representing that said formulation is subject to this Agreement as a Licensed Product, but excluding in each case Bilayered Products.

u.	“Net Sales” shall mean, with respect to an Adams Guaifenesin Product in any period, the gross sales revenue for such Adams Guaifenesin Product actually invoiced by Adams or its Affiliates or by Mutual, its Affiliates or its single Sublicensee, as the case may be, to the Retail Trade in the Territory, less (i) trade, quantity and early pay cash discounts or rebates which are actually deducted, (ii) amounts repaid or credited by reason of returns and rebates, including any statutory or contractual liability for rebates to be paid to or for the benefit of any government entity including, but not limited to, rebates to be paid pursuant to federal, state and local government rebate legislation and/or programs, (iii) any adjustments granted to customers for repayments, allowances or credits for rejected Adams Guaifenesin Product, retroactive price adjustements (e.g., floorstock adjustments), reprocurement fees, damaged Adams Guaifenesin Product, promotional allowances, chargebacks, disputed amounts (that are actually not paid and written off by Adams or Mutual, as the case may be), or other customary discounts, deductions and administrative fees, (iv) special handling fees, transportation and insurance charges to the extent included in the invoice price, or (v) actual sales, use or excise taxes, tariff or customs duties, and other governmental charges to the extent included in the invoice.

v.	“Notice Date” has the meaning given such term in Section 5(b).

w.	“Paragraph IV Certification” shall mean a certification as defined in 21 U.S.C. 355(j)(2)(A)(vii)(IV).

x.	“Person” or “Persons” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority, or other entity or organization.

y.	“Proceeding” shall mean any action, audit, litigation, investigation, suit or other proceeding.

z.	“Reexamination” shall mean Reexamination 90/007,514 filed April 22, 2005, claims 62-63 of which are attached hereto as Appendix A.

aa.	“Related Party” has the meaning given such term in Section 2.

bb.	“Retail Trade” shall mean a Third Party that will sell a Licensed Product directly to the public (“Retailer”), and any distributors of such Licensed Product to the retail trade that do not package or repackage such Licensed Product and that do not sell such Licensed Product to any entity other than a Retailer.

cc.	“Sublicensee” shall mean a person or entity to whom Mutual grants a single sublicense pursuant to Section 4.

dd.	“Supply Agreement” has the meaning given such term in Section 6.

ee.	“Territory” shall mean the United States of America and its territories, commonwealths and possessions, including without limitation the Commonwealth of Puerto Rico and the District of Columbia.

ff.	“Third Party” shall mean any person or entity other than Adams and Mutual or their respective Affiliates.

gg.	“Third Party Launch Notice” has the meaning given such term in Section 5(b).

hh.	“Third Party Formulation” shall mean an extended-release pharmaceutical formulation, other than the Licensed Products, that is bioequivalent to an Adams Guaifenesin Product or bioequivalent to any other Adams’ product containing guaifenesin.
     2. Upon the terms and subject to the conditions of this Agreement, in consideration of the mutual execution of this Agreement and the mutual agreement to be legally bound by the terms hereof, each Party, on behalf of itself and its Affiliates, directors, officers, employees, agents, representatives, heirs, assigns, predecessors or successors (“Related Parties”), hereby releases, acquits and forever discharges the other Party and its Related Parties from any and all Losses arising out of, derived from, predicated upon or relating to the infringement of the Adams Patent or the Reexamination by the Licensed Products, or the actions underlying the Lawsuits; provided, however, that nothing in this Agreement shall prevent or impair the right of either Party to bring a Proceeding in state or federal courts located in the Eastern District of Pennsylvania for a breach of this Agreement (including, without limitation, any claim for infringement of any intellectual property based upon activities that are not the subject of the license grants hereunder) or any representation, warranty or covenant herein or therein. The Parties agree to the entry of a Consent Dismissal Without Prejudice in the Lawsuits, which provides that each Party shall bear its own costs of suit and attorneys’ fees. To effectuate this provision, promptly following the execution of this Agreement, the Parties shall cause the Consent Dismissal Without Prejudice attached hereto as Appendix B (each Party acknowledging that the approval of the Court is required in order to make such Consent Dismissal Without Prejudice effective) to be filed with the District Court, and shall take all other necessary actions to obtain the settlement and dismissal of the Lawsuits.
     3. Each Party acknowledges and agrees that:
(a)	It may have sustained Losses arising out of, derived from, predicated upon or relating to the infringement of the Adams Patent or the Reexamination by the Licensed Products, or the actions underlying the Lawsuits, that are presently unknown and unsuspected, and that such actions might give rise to such Losses in the future. Nevertheless, each Party acknowledges and agrees that this Agreement has been negotiated and agreed upon, notwithstanding the existence of such possible Losses, all of which have been hereby released under Section 2 hereof.

(b)	If any fact relating to this Agreement or the Lawsuits and now believed to be true is found hereafter to be other than, or different from, that which is now believed, each Party expressly assumes the risk of such difference in fact and agrees that this Agreement shall be, and will remain, effective notwithstanding any such difference in fact, subject to each Party’s right to bring a Proceeding for a breach of any representation or warranty herein.

(c)	This Agreement may be pleaded as a full and complete defense to, and used as a basis for injunction against, any Proceeding that may be instituted, prosecuted or attempted in breach hereof.
     4. (a) Adams hereby grants to Mutual a non-exclusive, royalty-free, perpetual and irrevocable license under the Licensed Patents (the “License”) to make, have made, sell or offer for sale to the Retail Trade, use and import each Licensed Product commencing on or after the applicable Marketing License Effective Date for such Licensed Product (as defined below in Section 5). For clarity, the License includes, without limitation, the right of Mutual or one of its Affiliates to (i) make, use, import and have made reasonable launch quantities of each Licensed Product up to six (6) months prior to the applicable Marketing License Effective Date, and (ii) sell or offer for sale, but not ship, reasonable launch quantities of each Licensed Product up to one (1) month prior to the applicable Marketing License Effective Date.
     (b) The License includes the right to grant sublicenses under the License to (i) any Related Party for any purpose, and (ii) a single Third Party solely for the purpose of selling or offering for sale to the Retail Trade. If Mutual sublicenses any of its rights under the License with respect to a Licensed Product to a Third Party, Mutual agrees that it and its Affiliates will not sell or offer for sale such Licensed Product. For clarity, only one of Mutual and its Affiliates, on the one hand, or a single Sublicensee, on the other hand, may sell to the Retail Trade pursuant to this paragraph.
     5. As to each Licensed Product, the “Marketing License Effective Date” shall be defined as follows:
(a)	Mutual 600 mg Guaifenesin Product: Subject to Section 5(b) below, the Marketing License Effective Date for the Mutual 600 mg Guaifenesin Product shall be the later of (i) July 1, 2012 or (ii) the date Mutual obtains FDA approval to market such Licensed Product.

(b)	All Licensed Products: Mutual shall provide Adams notice within five (5) business days if it obtains final FDA approval for any Licensed Product. If Mutual has obtained FDA approval of a Licensed Product and has notified Adams of that approval, then Adams shall notify Mutual promptly in writing if it reasonably believes that a particular Third Party likely will commence the lawful sale of a Third Party Formulation corresponding to such Licensed Product in the Territory, and shall include in such notice (a “Third Party Launch Notice”) Adams’ reasonable, good faith estimate of the first lawful commercial sale of such Third Party Formulation (“Notice Date”). Mutual shall notify Adams in writing if Mutual reasonably believes that a particular Third Party will commence the lawful sale of a particular Third Party Formulation, and shall include in such notice Mutual’s reasonable, good faith estimate of such commencement date.

Mutual shall not have the right to set the Notice Date. If Adams, after sending a Third Party Launch Notice, subsequently learns of new information, it may amend such Third Party Launch Notice; provided, however, that Adams may not amend a Third Party Launch Notice to change the Notice Date in such Third Party Launch Notice at any time after the date which is ninety (90) days prior to such Notice Date.

(i)	If Mutual obtains approval from FDA to market a Licensed Product and receives a corresponding Third Party Launch Notice, then the Marketing License Effective Date for such Licensed Product shall be the date that is sixty (60) days prior to the Notice Date in such Third Party Launch Notice; provided, however, that if a Third Party launches a corresponding Third Party Formulation and it and all other Third Parties selling a corresponding Third Party Formulation are subsequently enjoined by a court with appropriate jurisdiction in a final, non-appealable judgment from selling their respective corresponding Third Party Formulations in the Territory, then Mutual shall cease selling such Licensed Product until a Third Party commences or re-commences the lawful sale of a corresponding Third Party Formulation in the Territory.

If the actual date of first lawful commercial sale of a formulation corresponding to the Licensed Product in such Third Party Launch Notice (“Launch Date”) by (x) a Third Party or (y) Adams or its Affiliates under a private label, a store brand name or a genericized brand name used for such corresponding Third Party Formulation, then:
(A) if such Launch Date occurs prior to the Notice Date but after the Marketing License Effective Date, then Adams shall pay Mutual an amount equal to ten percent (10%) of the aggregate IRI Sales of Adams, its Affiliates and licensees (other than licensees under this Agreement) of the Adams Guaifenesin Product corresponding to such Licensed Product for each day in which the period between the Marketing License Effective Date and the Launch Date is less than fifty (50) days; provided, however, that if Adams fails to notify Mutual of a Notice Date or Launch Date that Adams knows or in good faith should know is likely to occur, then Adams shall pay Mutual an amount equal to the Gross Profit for such Adams Guaifenesin Product in such period; or
(B) if such Launch Date occurs prior to the Notice Date but before the Marketing License Effective Date or if such Launch Date occurs and Adams has not notified Mutual of a Notice Date (in which case such Launch Date shall be deemed the Marketing License Effective Date), Adams shall pay Mutual an amount equal to ten percent (10%) of the aggregate IRI Sales of Adams, its Affiliates and licensees (other than licensees under this Agreement) of the Adams Guaifenesin Product corresponding to such Licensed Product for each day in which Mutual’s launch of its corresponding

Licensed Product is delayed beyond the day that is fifty (50) days prior to such Launch Date, said period not to exceed one hundred twenty (120) days in total; provided, however, that if Adams fails to notifies Mutual of a Notice Date or Launch Date that Adams knows or in good faith should know is likely to occur, then Adams shall pay Mutual an amount equal to Adams’ Gross Profit for such Adams Guaifenesin Product in such period; or
(C) if such Launch Date occurs after the Notice Date, then Mutual shall pay Adams an amount equal to ten percent (10%) of the aggregate IRI Sales of Mutual, its Affiliates and its Sublicensee of such Licensed Product during the period commencing seventy (70) days after the Marketing License Effective Date through such Launch Date. Mutual’s IRI Sales shall be calculated starting from the date of the first report by IRI of sales more than $25,000, for a period of the time equaling the number of days between 70 days after the Marketing License Effective Date and the Launch Date. Mutual agrees to provide all required account information necessary to track Mutual’s IRI data.
Payments from Adams to Mutual under this Section 5(b)(i) shall be due within sixty (60) days after the end of the applicable payment calculation period described in clause (A) or (B) above, as applicable, together with a written report containing information in sufficient detail to permit confirmation of the accuracy of the payment made. Payments from Mutual to Adams described in clause (C) above shall be made quarterly as set forth in Section 6(c).
Neither Party shall be entitled to any other money damages resulting from a Launch Date failing to occur on the Notice Date or failure to provide a Notice Date, however, this liquidated damages provision shall not affect the availability of any equitable relief to which either Party might otherwise be entitled.
(ii) If Mutual does not obtain approval from FDA to market a Licensed Product prior to the Launch Date of a corresponding Third Party Formulation or Adams Guaifenesin Product, then the Marketing License Effective Date shall be the date on which Mutual obtains FDA approval to market such Licensed Product corresponding to such FDA-approved Third Party Formulation. Mutual, in its sole discretion, may purchase from Adams and Adams shall supply, pursuant to the terms of Section 6 of this Agreement, tablets of the Adams Guaifenesin Product corresponding to such Third Party Formulation, for sale by Mutual, its Affiliates or a single independent Sublicensee to the Retail Trade under a private label or a brand name other than Adams’ brand names for the Adams Guaifenesin Product, in the Territory commencing no earlier than ninety (90) days after the corresponding Launch Date. To the extent that Mutual purchases tablets of Adams Guaifenesin Product pursuant to the Supply Agreement, Adams grants Mutual a non-exclusive, perpetual and irrevocable right to sell and offer for sale to the Retail Trade such tablets supplied by Adams under the Licensed Patents in the

Territory and agrees, in a timely manner, to take all steps with respect to the New Drug Applications and/or other marketing authorizations for such Adams Guaifenesin Product that are necessary in order to manufacture and supply such Adams Guaifeneisin Product tablets to Mutual hereunder and under the Supply Agreement and to ensure that Mutual and its Affiliates or its single Sublicensee, as the case may be, is authorized to sell such Adams Guaifenesin Product. Only Mutual and its Affiliates, on the one hand, or a single Sublicensee, on the other hand, may sell to the Retail Trade pursuant to this paragraph.
     6. (a) Mutual shall notify Adams in writing of its election to purchase tablets of Adams Guaifenesin Product pursuant to Section 5(b)(ii), and the Parties shall promptly execute a supply agreement in the form attached hereto as Appendix C (“Supply Agreement”). The tablets supplied by Adams shall be white and/or in such other reasonable mono-colored configuration mutually agreeable to the Parties, and shall be manufactured using Adams’ and its Affiliates’ bilayered technology.
     (b) In consideration for such supply, Mutual shall pay Adams a supply price equal to the sum of the Fully Allocated Cost Basis for such tablets, and a royalty of ten percent (10%) of the Net Sales of Mutual, its Affiliates or its Sublicensee of such Adams Guaifenesin Product in the Territory. Only one royalty shall be due with respect to the same unit of Adams Guaifenesin Product. No royalties shall be due upon the sale or other transfer among Mutual, its Affiliates and a single Sublicensee, but in such cases the royalty shall be due and calculated upon such Net Sales to the first independent Third Party in the Retail Trade.
     (c) Within sixty (60) days after the end of each calendar quarter after the First Commercial Sale of an Adams Guaifenesin Product by Mutual, Mutual shall deliver to Adams a written report containing the following information for the prior calendar quarter, in sufficient detail to permit confirmation of the accuracy of the royalty payment made: (i) the gross sales invoiced for such Adams Guaifenesin Product by Mutual and its Affiliates or its single Sublicensee, (ii) a calculation of Net Sales of such Adams Guaifenesin Product that is sold by Mutual, its Affiliates and its single Sublicensee; (iii) the amount of taxes, if any, withheld to comply with applicable law; and (iv) a calculation of payments due to Adams with respect to the foregoing. Concurrent with these reports, Mutual shall remit to Adams any payment due for the applicable calendar quarter. All such reports shall be considered Confidential Information of Mutual and shall be maintained in confidence by Adams pursuant to Section 20.
     (d) If Mutual concludes that tax withholdings under the applicable law are required with respect to payments to Adams, Mutual shall withhold the required amount and pay it to the appropriate governmental authority.
     (e) All dollar ($) amounts specified in this Agreement are United States dollar amounts and all payments to be made under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by the receiving Party from time to time.

     (f) Mutual and its single Sublicensee (as applicable) shall keep correct and complete books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties and other amounts payable by Mutual to Adams under Sections 5(b)(i) and 6(b) of this Agreement. Adams shall keep correct and complete books of accounts and other records containing all information and data which may be necessary to ascertain and verify the amounts payable by Adams to Mutual under Section 5(b)(i) of this Agreement. During the term of this Agreement and for a period of two (2) years following its termination or expiration, each Party (the “Payee”) shall have the right from time to time (at its expense) to have an independent certified public accountant inspect such books and records of the other Party (the “Payor”), its Affiliates, and its single Sublicensee (if applicable). Such inspection shall be conducted after reasonable prior notice by the Payee to the Payor during the Payor’s ordinary business hours and shall not be more frequent than once during each calendar year. Any such independent certified accountant shall be reasonably acceptable to the Payor, shall execute the Payor’s standard form of confidentiality agreement, and shall be permitted to share with the Payee solely its findings with respect to the accuracy of the royalties or other amounts reported as payable under this Agreement. If such accounting determines that the Payor paid the Payee less than the amount properly due in respect of any period, then the Payor shall promptly reimburse the Payee such amount and if the amount underpaid exceeds five percent (5%) of the amount actually due then the Payor shall also reimburse the Payee for the costs of such audit.
     (g) The Payor shall pay interest to the Payee on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of one percent (1%) per month or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.
     7. Mutual hereby admits that the products described in the Mutual ANDA would infringe claims 24-28, 31-34 and 40 of the Adams Patent and claims 62-63 (Appendix A) from the Reexamination in the Territory, and that if Mutual were to make, use, offer for sale, or sell a Licensed Product in the Territory, such product would infringe said claims of the Adams Patent and the Reexamination, respectively. Notwithstanding the above, nothing in this Agreement shall be construed or cited as an admission of infringement (a) by any product other than a Licensed Product or (b) of any foreign patent or currently pending patent applications.
     8. Mutual hereby admits that the Adams Patent and claims issuing from the Reexamination are valid and enforceable in the Territory and agrees not to challenge the validity or enforceability of the Adams Patent in the Territory on any grounds in the future. Notwithstanding the above, nothing in this Agreement shall (a) be construed or cited as an admission of validity or enforceability of any foreign patent or currently pending patent applications or (b) prohibit Mutual from asserting that a non-Licensed Product does not infringe the Adams Patent or claims issuing from the Reexamination on the grounds that such non-Licensed Product is identical to prior art not currently known to Mutual and/or its counsel. Prior art currently known to Mutual and/or its counsel includes, but is not limited to, all prior art cited: (i) in the Lawsuit, (ii) in the Adams patent, (iii) in the Reexamination, (iv) in U.S. Patent

No. 6,955,821 and (v) in any divisional, continuation, or continuation in part of U.S. Application No. 09/559,542 that is currently publicly available, or any other prior art that is currently in the possession of Mutual or its counsel.
     9. In the event Mutual breaches this Agreement by launching a Licensed Product prior to its Marketing License Effective Date, Mutual hereby consents to the entry of a preliminary injunction prohibiting such sales.
     10. If Mutual files a new ANDA and provides a certification letter pursuant to 21 U.S.C. § 355(j)(2)(B) representing that the new formulation is a Licensed Product, then all references in this Agreement to the Mutual ANDA shall automatically include such new ANDA. Nevertheless, nothing in this Agreement shall prohibit Adams from commencing a patent infringement suit against Mutual based upon a new ANDA seeking FDA approval of Bilayered Products.
     11. In accordance with 35 U.S.C. § 287, Mutual agrees to affix or provide the proper patent markings to all Licensed Products offered for sale or sold under this Agreement.
     12. Mutual acknowledges and agrees that, except as otherwise expressly stated in this Agreement, nothing in this Agreement gives Mutual any rights: (a) with respect to any Licensed Product outside the Territory; (b) with respect to any product other than a Licensed Product; or (c) to make, use, import, offer for sale, market or sell any generic version of any Adams guaifenesin product at any time prior to the applicable Marketing License Effective Date.
     13. Adams hereby agrees not to interfere with or attempt to influence in any way FDA’s review of Mutual’s, Mutual’s Affiliates or its single Sublicensee’s ANDAs for Licensed Products or to comment on such ANDAs to FDA. To the extent Mutual continues to seek FDA approval of the Mutual ANDA, Mutual hereby confirms its prior statement to FDA that it intends to submit to FDA’s Office of Generic Drugs all bioequivalence data that Mutual submitted in NDA 21-950 and all correspondence between FDA and Mutual regarding NDA 21-950. If Mutual decides to withdraw its ANDA, Mutual will do so within five (5) days of making that decision. If Mutual decides to pursue approval of the Mutual ANDA or refile the Mutual ANDA, Mutual affirms that it will submit the foregoing biostudies and correspondence to FDA’s Office of Generic Drugs in sufficient time to allow review of this information prior to approval of the Mutual ANDA.
     14. Adams hereby covenants not to sue Mutual for patent infringement for making, using, selling or offering for sale Licensed Products, including without limitation a suit under 35 U.S.C. § 271(e)(2) in response to the filing of an ANDA by Mutual, except if making, using, selling or offering for sale Licensed Products is a violation or breach of the Agreement, Adams may initiate suit against Mutual.
     15. Each Party hereto represents and warrants to the other Party that, as of the date hereof:

(a)	this Agreement is a legal, valid and binding obligation of the warranting Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity;

(b)	the warranting Party is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and

(c)	the warranting Party has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.
     16. Adams represents and warrants that, as of the date hereof, it (i) presently owns, licenses or has the legal rights to the Adams Patent and NDA No. 21-282, (ii) has the legal right to grant the License and other rights granted to Mutual hereunder, (iii) has the right to settle the Lawsuits, and (iv) is required to pay a royalty in respect of the manufacture of Adams Guaifenesin Products of not more than $500,000 dollars annually. Mutual represents and warrants that it has the right to settle the Lawsuits. Mutual further represents and warrants that, as of the date hereof, Mutual Pharmaceutical Company, Inc. presently owns and has the legal rights to the Mutual ANDA.
     17. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.
     18. Neither Party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except to an Affiliate, or in connection with a merger, reorganization, change of control or sale of all or substantially all of the business of such Party to which this Agreement relates. Any purported assignment in violation of the foregoing shall be null and void ab initio and of no force or effect. No assignment of this Agreement will relieve the assigning Party from any of its obligations hereunder. In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.
     19. For avoidance of doubt, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property” as defined under the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code; provided, however, that should Adams become a party to a bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days then, to the extent permitted by law, this Agreement and the licenses granted by Adams hereunder shall be adopted by any bankruptcy trustee or relevant Third Party charged with the disposition of same, and shall not be rejected by same, it being the Parties’ intent that, in such event, Mutual and its Affiliates and single Sublicensee shall be entitled to retain the rights granted to them hereunder by Adams.
     20.
(a)	With respect to the Confidential Information pertaining to the subject matter of this Agreement that was exchanged between the Parties prior to the Effective Date of the Agreement, the Protective Order entered in the Lawsuit shall govern; provided, however, that each Party agrees that within five (5) years after the Effective Date, unless subject to litigation, it shall return to the other Party all documentation or other tangible evidence or embodiment of Confidential Information belonging to the other Party that it or its outside counsel has retained pursuant to the Protective Order and not to use same, unless otherwise agreed in writing. With respect to Confidential Information exchanged after the Effective Date of the Agreement, each Party shall keep confidential and not disclose to others or use for any purpose, other than as authorized by this Agreement or the Supply Agreement, all such Confidential Information that was provided to it by the other Party or its Affiliates or Sublicensee or their respective employees or representatives. For purposes of this Agreement, “Confidential Information” means proprietary or confidential know-how, trade secrets, formulae, data, inventions, technology and other information of such Party. To the extent a Party considers information “Confidential” under this Agreement, it shall be so identified and marked, or if provided orally shall be memorialized in writing and identified as “Confidential” within thirty (30) days after disclosure. This Section shall not apply to any Confidential Information that: (i) was already known to the recipient at the time of disclosure, as reasonably documented by written records; (ii) is or later becomes public knowledge through no fault of the recipient; (iii) is received from a Third Party having the lawful right to disclose the information; or (iv) is independently developed by employees of the recipient without access to the disclosing Party’s Confidential Information. A Party may disclose Confidential Information of the other Party to (x) its Affiliates and Sublicensee, and to its and their directors, employees, consultants and agents, in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, and (y) to the extent such disclosure is required to comply with applicable law or to defend or prosecute litigation; provided, however, that the receiving Party provides prior written notice of such disclosure pursuant to clause (y) to the disclosing Party and takes reasonable an lawful actions to avoid or minimize the degree of such disclosure, including upon the disclosing Party’s request, seeking confidential treatment of such Confidential Information. Upon the expiration or termination of this Agreement for any reason, each Party agrees, except as otherwise provided in this Agreement, to return within thirty (30) days to the other Party all documentation or other tangible evidence or embodiment of Confidential Information belonging to the other Party and not to use same, unless otherwise agreed in writing.

(b)	Prior to the execution of this Agreement by both Parties the Parties shall agree in writing upon one or more press releases to be issued separately by the Parties publicizing the execution of this Agreement, and any Party holding a press conference regarding this Agreement shall provide a copy of the transcript sufficiently in advance to provide an opportunity for the other Party to provide comments. Each Party agrees that it will not make disparaging public comments about the other Party in connection with this Agreement, the Lawsuits or the Mutual ANDA. Mutual affirms that it does not currently intend to send out a press release publicizing the execution of this Agreement. Except as consistent with press releases mutually agreed by the Parties, and information disclosed in this Agreement as provided to the pertinent regulatory authorities such as the Securities and Exchange Commission, no public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure; provided, however, either Party shall have the right to make any such public announcement or other disclosure required by law after such Party has provided to the other Party a copy of such announcement or disclosure and a reasonable opportunity to comment thereon. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.
     21. The Parties each covenant that, at their own expense:
(a)	they shall use their respective reasonable efforts to resolve any and all objections that may be asserted with respect to this Agreement under any applicable law;

(b)	they shall use their respective reasonable efforts to obtain approval of this Agreement under all applicable laws and shall make all required filings with all governmental authorities, including without limitation the reporting of this Agreement to the Federal Trade Commission and the Department of Justice pursuant to Section 1112 of Title XI of the Medicare Prescription Drug Improvement and Modernization Act of 2003;

(c)	they shall use their respective reasonable efforts to comply with and terminate any investigation or inquiry regarding the Agreement by any government authority, including in exchanging information, permitting reasonable access to Adams’ and Mutual’s documents, officials and data in connection with receiving approvals of this Agreement by all governmental authorities;

(d)	if any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any applicable law, Adams and Mutual will render reasonable assistance to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that challenges this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal; and

(e)	they shall promptly inform each other of any material communication made to, or received by such Party from any governmental authority regarding this Agreement.
     22. The relationship between the Parties created by this Agreement is one of independent contractors. Neither Adams nor Mutual shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
     23. Should this Agreement be rendered null and void for any reason, Adams agrees not to use any of the stipulations contained herein or attached hereto in any subsequent litigation.
     24. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the Party hereto entitled to the benefit thereof, and any term, condition or covenant (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the Parties hereto at any time. Any such waiver, extension or amendment by a Party shall be evidenced by an instrument in writing executed by an officer of such Party authorized to execute waivers, extensions or amendments. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement or otherwise shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party to take any action against any breach of this Agreement or default by the other Party shall constitute a waiver of the non-breaching Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.
     25. The Parties agree and acknowledge that this Agreement is the product of both Parties and shall not be construed against either of the Parties other than in accordance with its terms. The Parties acknowledge that each has been advised by counsel during the course of negotiation of this Agreement and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.
     26. The Parties agree that there is no adequate remedy at law for the damage which either Party might sustain for breach of this Agreement and, accordingly, each Party shall be entitled, as its option, to specific performance, in addition to any other remedy at law or in equity, to enforce the terms hereof.
     27. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Party giving such notice) hand delivered by messenger or courier service, or mailed by registered or certified mail (postage prepaid), return receipt requested, or delivered by overnight delivery service, addressed to:
In the case of Adams:
Adams Respiratory Therapeutics, Inc.
4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Attention: CEO
with a copy to
Adams Respiratory Therapeutics, Inc.
4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Attention: General Counsel
and
In the case of Mutual:
Mutual Pharmaceutical Company, Inc.
1100 Orthodox Street
Philadelphia, PA 19124
Attention: President
with a copy to:
Mutual Pharmaceutical Company, Inc.
1100 Orthodox Street

Philadelphia, PA 19124
Attention: Legal Department
Each such notice shall be deemed delivered (a) on the date delivered if by personal or overnight delivery, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. A contemporaneous courtesy copy of any communications with FDA under this Agreement shall be provided to a single designated outside law firm, which shall not communicate this information to Adams.
     28. This Agreement and any dispute arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflicts of law principles that would dictate the application of the law of another jurisdiction. Any Proceeding against any Party with respect to this Agreement or any judgment entered by any court in respect of this Agreement shall be brought in state or federal courts located in the Eastern District of Pennsylvania, and the Parties hereto accept the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. In addition, the Parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the Eastern District of Pennsylvania and further irrevocably waive any claim that any suit, action or proceeding brought in the Eastern District of Pennsylvania was brought in an inconvenient forum.
     29. This Agreement may be executed in any number of counterparts, and execution by each of the Parties of anyone of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.
     30. This Agreement, including the Appendices attached hereto, together with the Supply Agreement, contains every obligation and understanding between the Parties relating to the subject hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.
     31. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason, the Parties shall negotiate in good faith for a substitute provision to continue the intent and purpose of such invalid provision taking into account the intent and purpose of the overall Agreement, and the validity, legality and enforceability of the remaining provisions shall not be in any way impaired thereby.
     32. No person other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any legal or equitable rights or benefits to enforce any provision of this Agreement.

This Agreement is signed as indicated below by duly authorized representatives of Adams and Mutual, respectively, effective as of the date first written above.

ADAMS RESPIRATORY THERAPEUTICS, INC.

By:	/s/ Robert D. Casale

Name:	Robert D. Casale

Title:	COO

Date:	3/21/2007

ADAMS RESPIRATORY OPERATIONS, INC.

By:	/s/ Robert D. Casale

Name:	Robert D. Casale

Title:	COO

Date:	3/21/2007

ADAMS RESPIRATORY PRODUCTS, INC.

By:	/s/ Robert D. Casale

Name:	Robert D. Casale

Title:	COO

Date:	3/21/2007

PHARMACEUTICAL HOLDINGS CORP.

By:	/s/ Richard H. Roberts, M.D., Ph.D.

Name:	Richard H. Roberts, M.D., Ph.D.

Title:	President & CEO

Date:	3/21/07

MUTUAL PHARMACEUTICAL CO., INC.

By:	/s/ Richard H. Roberts, M.D., Ph.D.

Name:	Richard H. Roberts, M.D., Ph.D.

Title:	President & CEO

Date:	3/21/07

UNITED RESEARCH LABORATORIES, INC.

By:	/s/ Richard H. Roberts, M.D., Ph.D.

Name:	Richard H. Roberts, M.D., Ph.D.

Title:	President & CEO

Date:	3/21/07